Exhibit 99
Media Contact:
Christina Chan
Senior Manager, Public Affairs
Biogen Idec
Tel: (781) 464-3260
Investment Community Contact:
Kia Khaleghpour
Associate Director, Investor Relations
Biogen Idec
Tel: (781) 464-2442
Correcting and Replacing
Biogen Idec Reports Full Year and Fourth Quarter 2010 Results
25% Non-GAAP and 18% GAAP Diluted EPS Growth Over Prior Year
Weston, Mass., Feb 01, 2011
In the Financial Guidance section, fourth bullet should read: Tax rate is expected to be approximately 26% to 28% of pre-tax income (sted Tax rate is expected to be approximately 26% to 28% of total revenue).
The corrected release reads:
Biogen Idec Reports Full Year and Fourth Quarter 2010 Results
25% Non-GAAP and 18% GAAP Diluted EPS Growth Over Prior Year
Biogen Idec Inc. (NASDAQ: BIIB), a global biotechnology leader in the discovery, development, manufacturing, and commercialization of innovative therapies, today announced its full year and fourth quarter 2010 results.
Full Year 2010 Highlights:
•	Total revenues in 2010 were $4.7 billion, an increase of 8% versus 2009. The increase was driven primarily by the continued growth of TYSABRI® (natalizumab) revenues, which increased 16% to $900 million, and AVONEX® (interferon beta-1a) revenues, which increased 8% to $2.5 billion. RITUXAN® (rituximab) revenues from our unconsolidated joint business arrangement decreased 2% to $1.1 billion for the year due to the expiration of royalties on sales outside the United States.

•	Global in-market 2010 TYSABRI net sales were $1.2 billion, an increase of 16% over 2009. The total was comprised of $593 million in U.S. sales and $637 million in sales to rest of world markets.

•	On a reported basis, calculated in accordance with accounting principles generally accepted in the U.S. (GAAP), full-year 2010 diluted earnings per share (EPS) were $3.94, an increase of 18% over 2009. GAAP net income attributable to Biogen Idec for 2010 was $1.0 billion, an increase of 4% over 2009.

•	Non-GAAP diluted EPS for 2010 were $5.15, an increase of 25% over 2009. Non-GAAP net income attributable to Biogen Idec for 2010 was $1.3 billion, an increase of 10% over 2009. A reconciliation of our GAAP to non-GAAP results is included on Table 3 within this press release.
“Our solid 2010 performance reflects the strength of our core business,” said George A. Scangos, Ph.D., Chief Executive Officer, Biogen Idec. “In addition to driving AVONEX and TYSABRI revenue growth, we also substantially reduced our cost base, focused the company, and recruited top talent. We will continue the company’s transformation in 2011, and we’re looking forward to several key pipeline milestones in the coming months.”
Fourth Quarter 2010 Highlights:
•	Fourth quarter revenues were $1.2 billion, an increase of 8% over the fourth quarter of 2009, driven primarily by the continued growth of TYSABRI revenues, which increased 12% to $242 million in the quarter, and AVONEX revenues, which increased 10% to $654 million. RITUXAN revenues were $258 million, an increase of 1%.

•	Global in-market net sales of TYSABRI in the fourth quarter of 2010 were $333 million, an increase of 12% over the fourth quarter of 2009, of which $162 million were in the U.S. and $171 million were in rest of world markets.

•	Fourth quarter 2010 GAAP diluted EPS were $0.99, a decrease of 7% over the fourth quarter of 2009. GAAP net income attributable to Biogen Idec for the quarter was $240 million, a decrease of 21% from the fourth quarter of 2009.

•	Fourth quarter 2010 non-GAAP diluted EPS were $1.42, an increase of 18% over the fourth quarter of 2009. Non-GAAP net income attributable to Biogen Idec for the quarter was flat, totaling $347 million. A reconciliation of our GAAP to non-GAAP results is included on Table 3 within this press release.
As of December 31, 2010 Biogen Idec had cash, cash equivalents and marketable securities of approximately $2.0 billion.
Share Repurchases
During 2010, Biogen Idec repurchased 40.3 million shares of stock at a total cost of $2.1 billion. Two share repurchase authorizations accounted for the activity as follows:
•	In October 2009 the Board authorized a $1.0 billion share repurchase program. During 2010 Biogen Idec purchased and retired 10.5 million shares for a total of $578 million under this authorization, completing the program.

•	In April 2010 the Board authorized a $1.5 billion share repurchase program. Biogen Idec purchased and retired 29.8 million shares for a total of $1.5 billion under this authorization.
TYSABRI Patient Growth
Based upon data available to us through the TOUCH® prescribing program and other third-party sources as of the end of December 2010, we estimate that approximately 56,600 patients were on commercial and clinical TYSABRI therapy worldwide, and that cumulatively approximately 78,800 patients have ever been treated with TYSABRI in the post-marketing setting.
Other Products and Royalties
Revenues from other products in the fourth quarter of 2010 were $14 million, as compared to $14 million in the fourth quarter of 2009. Revenues from other products for the full year of 2010 were $51 million as compared to $54 million in 2009.
Table 4 provides individual product revenues.
Royalties were $45 million in the fourth quarter of 2010 compared to $41 million in the fourth quarter of 2009. Royalties for the full year 2010 were $137 million as compared to $124 million in 2009.
Financial Guidance
Biogen Idec also outlined its 2011 financial guidance. This guidance excludes any significant business development activities and consists of the following components:
•	Revenue growth is expected to be between flat and low single digit versus 2010.

•	R&D is expected to be approximately 22% to 24% of total revenue.

•	SG&A is expected to be approximately 20% to 21% of total revenue.

•	Tax rate is expected to be approximately 26% to 28% of pre-tax income.

•	GAAP diluted EPS is expected to be above $4.82.

•	Non-GAAP diluted EPS is expected to be above $5.70.

•	We expect capital expenditures in the range of $200 to $220 million.
Biogen Idec may incur charges, realize gains or experience other events in 2011 that could cause actual results to vary from this guidance.

Recent Events
•	On January 28, 2011, Genentech, a member of the Roche Group, and Biogen Idec announced the U.S. Food and Drug Administration (FDA) approved RITUXAN as a maintenance treatment for patients with advanced follicular lymphoma who responded to initial treatment with RITUXAN plus chemotherapy (induction treatment).

•	On January 21, 2011, Biogen Idec announced that the European Medicines Agency’s (EMA) Committee for Medicinal Products for Human Use (CHMP) had issued a negative opinion recommending against approval of FAMPYRA® (prolonged-release fampridine 10 mg tablets) to improve walking ability in adult patients with multiple sclerosis in the European Union. Biogen Idec intends to appeal this opinion and request a re-examination of the decision by the CHMP.

•	On January 5, 2011, Biogen Idec announced that Douglas E. Williams, Ph.D., had been named Executive Vice President, Research and Development (R&D), and Steven H. Holtzman had been named Executive Vice President, Corporate Development.

•	On December 22, 2010, Biogen Idec and Elan Corporation, plc announced that the companies had submitted a supplemental Biologics License Application to the FDA and a Type II Variation to the EMA to request review and approval to update the respective TYSABRI Prescribing Information and Summary of Product Characteristics. The companies are proposing updated product labeling to include anti-JC virus antibody status as one potential factor to help stratify the risk of progressive multifocal leukoencephalopathy (PML), a serious brain infection, in the TYSABRI-treated population.

•	On December 20, 2010, Biogen Idec and Neurimmune Holding AG announced that Biogen Idec acquired the world-wide rights to three pre-clinical immunotherapy programs. The three programs are focused on the discovery and development of novel human antibodies that address three central nervous system targets: alpha-synuclein, tau and TDP-43. These targets are believed to be relevant for the treatment and prevention of a wide variety of neurodegenerative diseases, including Parkinson’s disease, Alzheimer’s disease and amyotrophic lateral sclerosis.

•	On December 10, 2010, Biogen Idec and Swedish Orphan Biovitrum announced that the first patient had been dosed with the companies’ long-lasting recombinant Factor VIII Fc fusion protein (rFVIIIFc) in a global registrational clinical trial. The study, called A-LONG, is an open-label, multicenter, Phase 2/3 study designed to evaluate the safety, pharmacokinetics and efficacy of rFVIIIFc in previously-treated hemophilia A patients.

•	On November 3, 2010, Biogen Idec announced a number of strategic, operational and organizational changes. The goals of these actions are to increase focus and efficiency and leverage the company’s strengths to provide a solid framework for growth.
o	Strategically, Biogen Idec will focus on neurology and leverage its strengths in biologics R&D and manufacturing to pursue select, high-

impact biological therapies. The company is terminating its efforts in cardiovascular medicine and seeking to spin out or outlicense its oncology assets.

o	Operationally, the company is consolidating its sites. The company’s site in San Diego is being closed, and the company’s sites in eastern Massachusetts are being consolidated.

o	Organizationally, Biogen Idec is in the process of reducing its headcount by approximately 13%. In addition, the company implemented a strong program management system to improve decision making and execution, and it reorganized business development, venture development and corporate strategy into a new Corporate Development Group.

o	Financially, as a result of these actions, the company expects to realize annual savings of approximately $300 million.
•	On November 3, 2010, Biogen Idec and Cardiokine, Inc. announced that they had agreed to dissolve their collaboration on lixivaptan.
Conference Call and Webcast
The company’s earnings conference call for the fourth quarter will be broadcast via the internet at 8:30 a.m. ET on February 1, 2011, and will be accessible through the Investors section of Biogen Idec’s homepage, www.biogenidec.com. Supplemental information in the form of a slide presentation will also be accessible at the same location on the internet at the time of the earnings conference call and will be available there subsequently through March 1, 2011.
About Biogen Idec
Biogen Idec uses cutting-edge science to discover, develop, manufacture and market biological products for the treatment of serious diseases with a focus on neurological disorders. Founded in 1978, Biogen Idec is the world’s oldest independent biotechnology company. Patients worldwide benefit from its leading multiple sclerosis therapies, and the company generates more than $4 billion in annual revenues. For product labeling, press releases and additional information about the company, please visit www.biogenidec.com.
Safe Harbor
In addition to historical information, this press release contains forward-looking statements, including statements about the anticipated development of programs in our clinical pipeline, interactions with regulatory agencies, our 2011 financial guidance, and the structure, financial and operational impact and timing of our framework for growth.
These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including our dependence on our three principal products, AVONEX, RITUXAN and TYSABRI, the importance of TYSABRI’s sales growth, product competition, uncertainty of success in commercializing other products, the occurrence of adverse safety events with our products, changes in the availability of reimbursement for our products, adverse market and economic conditions, our dependence on collaborations and other third parties over which we may not always have full control, failure to execute our growth initiatives, failure to comply with government regulation and possible adverse impact of changes in such regulation, charges and other costs relating to our properties, problems with our manufacturing processes and our reliance on third parties, fluctuations in our effective tax rate, our ability to attract and retain qualified personnel, the risks of doing business internationally, our ability to protect our intellectual property rights and the cost of doing so, product liability claims, fluctuations in our operating results, the market, interest and credit risks associated with our portfolio of marketable securities, our level of indebtedness, environmental risks, aspects of our corporate governance and collaborations, representation of activist shareholders on our board of directors, and the other risks and uncertainties that are described in the Risk Factors section of our most recent annual or quarterly report and in other reports we have filed with the SEC.
These statements are based on our current beliefs and expectations and speak only as of the date of this press release. We do not undertake any obligation to publicly update any forward-looking statements.

TABLE 1
Biogen Idec Inc.
December 31, 2010
Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
REVENUES
Product	$909,752	$826,874	$3,470,056	$3,152,941
Unconsolidated joint business	257,963	256,556	1,077,244	1,094,863
Royalties	45,328	40,807	137,401	124,438
Corporate partner	6,029	2,819	31,722	5,106

Total revenues	1,219,072	1,127,056	4,716,423	4,377,348

COSTS AND EXPENSES
Cost of sales, excluding amortization of acquired intangible assets	100,304	99,700	400,262	382,104
Research and development	290,846	283,083	1,248,604	1,283,068
Selling, general and administrative	276,393	241,620	1,031,540	911,034
Collaboration profit sharing	67,831	63,296	258,071	215,904
Amortization of acquired intangible assets	53,360	55,981	208,928	289,811
Restructuring charges	75,153	—	75,153	—
Acquired in-process research and development	—	—	244,976	—

Total costs and expenses	863,887	743,680	3,467,534	3,081,921

Income from operations	355,185	383,376	1,248,889	1,295,427
Other income (expense), net	(4,664)	6,367	(18,983)	37,252

INCOME BEFORE INCOME TAX EXPENSE	350,521	389,743	1,229,906	1,332,679
Income tax expense	78,768	83,747	331,333	355,617

NET INCOME	$271,753	$305,996	$898,573	$977,062

Net income (loss) attributable to noncontrolling interest, net of tax	31,475	359	(106,700)	6,930

NET INCOME ATTRIBUTABLE TO BIOGEN IDEC INC.	$240,278	$305,637	$1,005,273	$970,132

BASIC EARNINGS PER SHARE	$1.00	$1.07	$3.98	$3.37

DILUTED EARNINGS PER SHARE	$0.99	$1.06	$3.94	$3.35

WEIGHTED-AVERAGE SHARES USED IN CALCULATING:
BASIC EARNINGS PER SHARE	239,682	284,028	252,307	287,356

DILUTED EARNINGS PER SHARE	242,937	286,680	254,867	289,476

TABLE 2
Biogen Idec Inc.
December 31, 2010
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2010	December 31, 2009
ASSETS
Cash, cash equivalents and marketable securities	$1,207,744	$1,263,724
Accounts receivable, net	605,329	551,208
Inventory	289,066	293,950
Other current assets	438,281	371,713

Total current assets	2,540,420	2,480,595

Marketable securities	743,101	1,194,080
Property, plant and equipment, net	1,641,634	1,637,083
Intangible assets, net	1,772,826	1,871,078
Goodwill	1,146,314	1,138,621
Investments and other assets	248,198	230,397

TOTAL ASSETS	$8,092,493	$8,551,854

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current portion of notes payable and other financing arrangements	$137,153	$19,762
Other current liabilities	912,969	695,180
Long-term deferred tax liability	200,950	240,618
Notes payable and line of credit	1,066,379	1,080,207
Other long-term liabilities	325,599	254,205
Shareholders’ equity	5,449,443	6,261,882

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,092,493	$8,551,854

TABLE 3
Biogen Idec Inc.
December 31, 2010
Condensed Consolidated Statements of Income — Non-GAAP
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
EARNINGS PER SHARE
GAAP earnings per share — Diluted	$0.99	$1.06	$3.94	$3.35
Adjustments to net income attributable to Biogen Idec Inc. (as detailed below)	0.43	0.14	1.21	0.77

Non-GAAP earnings per share — Diluted	$1.42	$1.20	$5.15	$4.12

An itemized reconciliation between net income attributable to Biogen Idec Inc. on a GAAP basis and net income attributable to Biogen Idec Inc. on a non-GAAP basis is as follows:

GAAP net income attributable to Biogen Idec Inc.	$240.3	$305.6	$1,005.3	$970.1
Adjustments:
R&D: Restructuring and severance	—	0.5	1.2	3.0
R&D: Stock option expense	1.6	2.0	6.5	8.3
R&D: Expenses paid by Cardiokine	0.3	1.9	5.2	7.9
SG&A: Restructuring and severance	—	—	5.7	0.4
SG&A: Stock option expense	3.7	5.2	26.8	20.4
Amortization of acquired intangible assets	53.4	56.0	208.9	289.8
Restructuring charges	75.2	—	75.2	—
Acquired in-process research and development related to the consolidation of Knopp and the contingent consideration payment made associated with the 2007 Syntonix acquisition	—	—	245.0	—
Income tax expense: Income tax effect related to reconciling items	(28.3)	(24.1)	(116.1)	(96.9)
Noncontrolling interest: Consolidation of Knopp and Neurimune and expenses paid by Cardiokine	0.7	(1.9)	(149.1)	(7.9)

Non-GAAP net income attributable to Biogen Idec Inc.	$346.9	$345.2	$1,314.6	$1,195.1

2011 Full Year Guidance GAAP to non-GAAP adjustments
An itemized reconciliation between projected EPS on a GAAP basis and on a non-GAAP basis is as follows:

	$ Millions	Shares	Diluted EPS
Projected GAAP net income attributable to Biogen Idec Inc.	$1,171.3	243	$4.82
Adjustments:
Stock option expense	12.8
Amortization of acquired intangible assets	207.7
Restructuring charges	31.7
Contingent consideration	11.7
Income taxes	(50.1)

Projected Non-GAAP net income attributable to Biogen Idec Inc.	$1,385.1	243	$5.70

Use of Non-GAAP Financial Measures
Our “non-GAAP net income attributable to Biogen Idec Inc.” and “non-GAAP diluted EPS” financial measures exclude the following items from GAAP net income attributable to Biogen Idec Inc. and diluted EPS:
1. Purchase accounting and merger-related adjustments.
We exclude certain purchase accounting impacts, such as those related to the 2003 merger between Biogen, Inc. and Idec Pharmaceuticals, Inc., the acquisitions of Fumapharm AG, Conforma Therapeutics and Syntonix Pharmaceuticals, and the consolidation of Knopp, Cardiokine and Neurimmune. These include charges for in-process research and development and amortization of the acquired intangible assets. Excluding these charges provides management and investors with a supplemental measure of performance in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property.
2. Stock option expense recorded in accordance with the accounting standard for share-based payments.
We believe that excluding the impact of expensing stock options better reflects the recurring economic characteristics of our business. We exclude stock option expense from our non-GAAP R&D expenses and SG&A expenses, but include the P&L impact of all other share-based awards and cash incentives in our non-GAAP results.
3. Unusual or non-recurring items.
We evaluate these on an individual basis, and consider both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis.
We believe it is important to share these non-GAAP financial measures with shareholders as they better represent the ongoing economics of the business, reflect how we manage the business internally and set operational goals, and form the basis of our management incentive programs. Non-GAAP net income attributable to Biogen Idec Inc. and diluted EPS should not be viewed in isolation or as a substitute for reported, or GAAP, net income attributable to Biogen Idec Inc. and diluted EPS.

TABLE 4
Biogen Idec Inc.
December 31, 2010
Product Revenues
(in thousands)
(unaudited)

	Three Months Ended
	December 31,
	2010	2009
PRODUCT REVENUES
Avonex®	$654,072	$596,466
Tysabri®	241,629	216,188
Fumaderm®	13,939	14,220
Other	112	—

Total product revenues	$909,752	$826,874

	Twelve Months Ended
	December 31,
	2010	2009
PRODUCT REVENUES
Avonex®	$2,518,356	$2,322,894
Tysabri®	900,250	776,030
Fumaderm®	51,194	49,624
Other	256	4,393

Total product revenues	$3,470,056	$3,152,941